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Exhibit 10.6

June 18, 2007

Christine Gray-Smith

Re: Offer of Employment by Anacor Pharmaceuticals, Inc.

Dear Christine:

        I am very pleased to confirm to you our offer of employment with Anacor Pharmaceuticals, Inc. (the "Company") as Senior Vice President, Chief Financial Officer, a full-time, exempt level position reporting directly to the CEO of the Company. Your primary office location shall be the Company's corporate headquarters, currently located in Palo Alto, CA. Subject to fulfillment of all conditions imposed by this offer letter ("Letter Agreement"), we would like your start date to be June 18, 2007 (the "Start Date"), as mutually agreed to by you and the Company. In this key position you will primarily be responsible for overseeing or participating in financial plans and policies, accounting practices and procedures, and the organization's relationship with the financial community. You will direct the controller function, accounting, treasury, tax, as well as the human resources, investor relations, facilities, and information systems functions. You will also serve as part of the management team and will participate in selected tasks as assigned by the Company.

        The terms of our offer and the benefits currently provided by the Company are as follows:

        1.     Your starting base salary will be $11,875 per semi-monthly pay period, which is equivalent to $285,000 annually, and will be paid per the Company's standard payroll process and less all applicable taxes and withholdings. In addition, you will be eligible for a performance bonus of up to twenty percent (20%) of your base salary ("Performance Bonus"). Fifty percent (50%) of the Performance Bonus is contingent on your achievement of individual performance objectives as mutually established by you and the Company ("Individual Component"). The remaining fifty percent (50%) of the Performance Bonus is contingent on the Company's achievement of its corporate objectives ("Company Component"). The Individual Component of the Performance Bonus will be assessed on, and if earned, paid on a quarterly basis and prorated for your length of service. The Company Component of the Performance Bonus will be assessed on, and if earned, paid on an annual basis (prior to March 15th of the year following the year in which it was earned), and prorated for your length of service. The Company will determine in its sole discretion, the level of achievement of each Performance Bonus component. The Performance Bonus, if earned, will be paid less all applicable taxes and withholdings.

        2.     In addition, the Company will provide you with a one-time sign-on bonus in the amount of $30,000 (the "Sign-on Bonus"), to be paid on the earliest to occur of: 1) the first regular payroll date in January 2008, 2) the effective date of a Change of Control (as defined in the Change of Control Agreement attached hereto as Exhibit A (the "Change of Control Agreement")), and 3) the date of termination of your employment with the Company, provided however that if the Sign-on Bonus becomes payable to you as a result of termination of your employment, then if the Company terminates your employment for Cause (as defined in the Change of Control Agreement) or if you resign for other than Good Reason (as defined below), the Company shall not pay you the full amount of the Sign-on Bonus but instead will pay you the pro-rated portion of the Sign-on Bonus corresponding to the number of months of your employment since your Start Date. The Sign-on Bonus will be subject to all applicable payroll taxes and withholdings. If you resign other than for Good Reason or if the Company terminates your employment for Cause after the date of payment of the Sign-on Bonus and within one year of your Start Date, you agree to repay the Company, without interest, the pro-rated portion of the gross amount of the Sign-on Bonus corresponding to the remaining months in the one year period following the Start Date. Such repayment will be due to the Company immediately upon termination of employment. In the absence of any other arrangement, you shall be deemed to have directed the Company to satisfy this obligation by reducing the accrued and unpaid compensation due to you from the Company at that time, and if such compensation is not sufficient to satisfy such repayment obligation, you will pay the outstanding repayment obligation by cash or check. Your repayment obligation under this Section 2 shall terminate upon a Change of Control. The Company will report as taxable income to you the full amount of the Sign-On Bonus when paid, provided that if you are required to repay any portion of it as set forth above, the Company shall properly adjust the reportable income that is attributable to the bonus.

        3.     As a full-time employee you will be eligible to participate in health insurance, and other employee benefit plans established by the Company, subject to any eligibility requirements imposed by such plans. You will also be eligible for paid time off ("PTO") equal to four (4) weeks or twenty (20) working days accrued per year of service, which will accrue on a prorated basis each pay period during which you are an active employee.

        4.     As a full-time employee of the Company, you agree that you will devote all of your business time and attention to the business of the Company, and that the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You further agree that during the course of your employment with the Company, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Chief Executive Officer, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company, as determined by the Company. You may serve on the Board of Directors of an organization that does not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company with the prior written consent of the Company's Chief Executive Officer.

        5.     As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, you will be required to sign the Company's standard "Confidential Information and Invention Assignment Agreement" attached hereto as Exhibit B as a condition of your employment. We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

        6.     We will recommend to the Board of Directors of the Company (the "Board") that you be granted an incentive stock option (to the maximum extent permitted by applicable tax law) to purchase up to 500,000 shares of Common Stock of the Company (the "Option"), under its 2001 Equity Incentive Plan (the "Plan") at the fair market value of the Company's Common Stock on the date of grant, as determined by the Board upon their approval of such grant. Twenty-five percent (25%) of the Option shares will vest on the one year anniversary date of your Start Date, and the remaining Option shares will vest monthly in equal portions over the following three years for a total vesting term of four years. In the event the Company terminates your employment without Cause prior to the first anniversary of your Start Date, the Company will waive the one-year cliff vesting requirement and you will be credited with vesting on your termination date equal to 1/48 of the Option shares multiplied by each full month of your employment from your Start Date. The Option will be governed by the terms and conditions of the Plan and corresponding option agreement. Further details on the Plan and any specific option granted to you will be provided following approval of such grant by the Company's Board.

        7.     In case of a Change of Control, the terms described in the Change of Control Agreement will take effect.

        8.     In the event your employment with the Company is terminated by the Company without Cause or by you for Good Reason and such termination is not in connection with, or within twelve (12) months following, a Change of Control (a "Subject Termination"), you will be entitled to receive the termination benefits described in this paragraph. If a Subject Termination occurs prior to an underwritten public offering by the Company of shares of its Common Stock pursuant to a registration

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statement on Form S-1 (or any successor form) under the Securities Act of 1933, as amended (an "IPO"), you will be entitled to receive: (a) payment of six (6) months of your current annual salary, less all applicable taxes and withholdings, paid in a lump sum payment within thirty (30) days of the effective date of the Release Agreement (as described below) and (b) either direct payment or reimbursement, at your discretion, of coverage for you and your eligible dependents under the Company's employee health and benefit plans pursuant to COBRA for six (6) months following the effective date of the Release Agreement if you elect to continue such coverage under COBRA. If a Subject Termination occurs after an IPO, then instead of the benefits in the foregoing sentence, you will be entitled to receive: (a) payment of nine (9) months of your current annual salary, less all applicable taxes and withholdings, paid in a lump sum payment within thirty (30) days of the effective date of the Release Agreement and (b) either direct payment or reimbursement, at your discretion, of coverage for you and your eligible dependents under the Company's employee health and benefit plans pursuant to COBRA for nine (9) months following the effective date of the Release Agreement if you elect to continue such coverage under COBRA.

        For purposes of this Letter Agreement, "Good Reason" means your voluntary resignation of your employment with the Company following the occurrence of any of the following without your consent: (A) a material reduction or change in your job duties, responsibilities and authorities inconsistent with your prior position with the Company and your prior duties, responsibilities and authorities; (B) a reduction of your then current base salary by more than 10 percent (10%) or (C) a relocation of the principal place for performance of your duties to the Company to a location more than twenty-five (25) miles from the Company's then current location; provided that you give written notice to the Company of the event forming the basis of the Good Reason termination within sixty (60) days of the date the Company gives written notice to you of its affirmative decision to take an action set forth in (A), (B) or (C) above, the Company fails to cure such basis for the Good Reason termination within thirty (30) days after receipt of your written notice and you terminate your employment within one hundred twenty (120) days following the date on which you received notice from the Company of the event forming the basis for the Good Reason termination.

        9.     While we look forward to a mutually satisfying relationship, should you decide to accept our offer, your employment is for no specific period of time and you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any or no reason, at any time, with or without notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. This at-will provision may only be amended in a writing signed by both you and the Company's Chief Executive Officer. Further, your participation in any stock option or benefit programs is not to be regarded as assuring you of continuing employment for any particular period of time. As always, the Company reserves the right to modify, delete, or otherwise amend its benefits, compensation and incentive programs from time to time as it deems necessary in its sole discretion.

        10.   For purposes of federal immigration law, and as a requirement of employment with the Company, within three (3) business days of starting your new position you will need to present documentation demonstrating your identity and eligibility to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact Human Resources.

        11.   To the extent that the termination benefits in this Letter Agreement become subject to Code Section 409A(a)(l), you and the Company agree to cooperate to make such amendments to the terms as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code; provided however, that you and the Company agree that any such amendment shall not (i) materially increase the cost to, or liability of, the Company with respect to any payments under this Letter Agreement, or (ii) materially decrease the value of benefits provided to you under this Letter Agreement.

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        12.   As a condition to your receipt of the termination benefits described in Sections 6 and 8 of this Letter Agreement, you agree that you will execute the Company's standard form of Release Agreement releasing the Company from any claims relating to your employment and termination of your employment. The Company shall not be obligated to provide any of such termination benefits to you prior to the effective date of such Release Agreement as defined therein.

        13.   This offer is contingent upon the positive background check results. It supersedes and replaces any prior representations or agreements, written, verbal or otherwise, between you and the Company regarding the terms described in this letter. Please sign this letter below and return one original, along with executed originals of the referenced Exhibits, to Anacor Pharmaceuticals, Inc., Attention: Human Resources. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter as well as the referenced Exhibits. A duplicate letter is enclosed for your files. Should you have anything else that you wish to discuss, please do not hesitate to call us.

        We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/  DAVID PERRY
David Perry Chief
Executive Officer

        I have read and understood this Letter Agreement and the referenced Exhibits and hereby acknowledge, accept and agree to the terms set forth above. No further commitments were made to me as a condition of employment.

/s/ CHRISTINE GRAY-SMITH	Date Signed:	6/25/07
Christine Gray-Smith

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Exhibit A

Anacor Pharmaceuticals, Inc.

Change of Control Agreement

This Change of Control Agreement is executed as of June 18, 2007 (the "Effective Date") by and between Anacor Pharmaceuticals, Inc. (the "Company") and Christine Gray-Smith ("Employee"). The effectiveness of the Change of Control Agreement as of the Effective Date is contingent upon approval by the Board of Directors of the Company (the "Board").

Terms:

In the event Employee's employment with the Company or its successor is terminated without Cause (as defined below) or Employee is subject to an Effective Termination (as defined below) in connection with or at any time within twelve (12) months following a Change of Control (as defined below) (a "Covered Termination"), all restricted stock and stock options granted to Employee and held by Employee (the "Shares") shall immediately vest upon the effective date of the Release Agreement (as defined below) if the Change of Control is a Liquidity Event, or (ii) 50% of the remaining unvested Shares shall become vested upon the effective date of the Release Agreement if the Change of Control is not a Liquidity Event. In addition, the Board may, in its sole discretion, accelerate the vesting of some or all of the Shares in connection with a Change of Control.

In addition, in the event of a Covered Termination prior to an underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 (or any successor form) under the Securities Act of 1933, as amended (an "IPO"), Employee will be entitled to: (a) payment of nine (9) months of Employee's current annual salary, less all applicable taxes and withholdings, paid in a lump sum payment within thirty (30) days of the effective date of the Release Agreement and (b) direct payment or reimbursement, at Employee's discretion, of coverage for Employee and Employee's eligible dependents under the Company's employee health and benefit plans pursuant to COBRA for nine (9) months following the effective date of the Release Agreement if Employee elects to continue such coverage under COBRA. In the event of a Covered Termination after an IPO, Employee will be entitled to: (a) payment of twelve (12) months of Employee's current annual salary, less all applicable taxes and withholdings, paid in a lump sum payment within thirty (30) days of the effective date of the Release Agreement and (b) direct payment or reimbursement, at Employee's discretion, of coverage for Employee and Employee's eligible dependents under the Company's employee health and benefit plans pursuant to COBRA for twelve (12) months following the effective date of the Release Agreement if Employee elects to continue such coverage under COBRA.

Definitions:

Change of Control. "Change of Control" shall mean a sale of all or substantially all of the Company's assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction. For purposes of clarification, neither an equity financing occurring prior to an IPO nor an IPO will be a Change of Control, even if equity securities representing greater than 50% of the total voting power of the Company are sold in the transaction.

Cause. "Cause", for the purposes of the Change of Control Provisions means, as determined by the Board acting in good faith and based on information then known to it: (A) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (B) a material failure to comply with the Company's written policies; (C) repeated unexplained or unjustified absence from the Company; (D) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (E) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Employee owes an obligation of non-disclosure as a result of Employee's relationship with the Company, which use or disclosure causes material harm to the Company; or (F) Employee's death or Permanent Disability.

Effective Termination. "Effective Termination" means Employee's voluntary termination of Employee's employment with the Company following the occurrence of any of the following without Employee's consent: (A) a material reduction or change in job duties, responsibilities and authorities inconsistent with Employee's position with the Company and Employee's prior duties, responsibilities and authorities prior to the Change of Control; (B) a reduction of Employee's then current base salary by more than 10 percent (10%) or (C) a relocation of the principal place for performance of Executive's duties to the Company to a location more than twenty-five (25) miles from the Company's then current location at the time of the Change of Control; provided that Employee gives written notice to the Company of the event forming the basis of the Effective Termination within sixty (60) days of the date the Company gives written notice to Employee of its affirmative decision to take an action set forth in (A), (B) or (C) above, the Company fails to cure such basis for the Effective Termination within thirty (30) days after receipt of Employee's written notice and Employee terminates employment within one hundred twenty (120) days following the date on which Employee received notice from the Company of the event forming the basis for the Effective Termination.

Liquidity Event. "Liquidity Event" means a Change of Control which results in the holders of the Company's Series B Preferred Stock receiving at least three (3) times the original purchase price for such shares after the Series B financing. For purposes of this section, the consideration received by the holders of Series B Preferred Stock shall be valued in the manner set forth in the Company's Certificate of Incorporation, as it may be amended from time to time.

Permanent Disability. "Permanent Disability" shall mean Employee's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

Release Agreement. If any events occur which entitle Employee to any benefits under the Change of Control Provisions, as a condition to Employee's receiving such benefits, Employee shall execute the Company's standard form of Release Agreement releasing the Company from any claims relating to Employee's employment and termination of Employee's employment. The Company shall not be obligated to provide any benefits to Employee under this Change of Control Agreement prior to the effective date of such Release Agreement as defined therein.

Other Terms:

Employee is advised to consult with Employee's own tax or financial advisor to understand the possible financial and tax implications as a result of receiving any benefits under this Change of Control Agreement.

In the event that the acceleration and severance benefits provided for in this Change of Control Agreement (A) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (B) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee's benefits hereunder shall be payable either: (X) in full, or (Y) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits hereunder, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this paragraph shall be made in writing by the public accountants designated by the Company (the "Accountants"), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

To the extent that the benefits in this Exhibit A become subject to Code Section 409A(a)(1), Employee and the Company agree to cooperate to make such amendments to the terms as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code; provided however, that Employee and the Company agree that any such amendment shall not (i) materially increase the cost to, or liability of, the Company with respect to any payments under this Change of Control Agreement, or (ii) materially decrease the value of benefits provided to Employee under this Change of Control Agreement.

AGREED AND ACCEPTED:

/s/ Christine Gray-Smith Christine Gray-Smith Date		6/25/07 Date
Anacor Pharmaceuticals, Inc.
By:	/s/ David Perry	6/25/07 Date
Name:	David Perry
Title:	Chief Executive Officer

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Anacor Pharmaceuticals, Inc.
Change of Control Agreement